Quarterly Update
On-Site Energy Solutions

www.americandg.com	2nd Quarter 2007
Corporate Overview
A public company based in Waltham, Massachusetts, American DG Energy Inc. provides a range of innovative products and services to support the emerging market for on-site generation of electricity, heating, and cooling at commercial, institutional, and light-industrial facilities. The Company offers customers an On-Site Utility option for the purchase of electricity and other energy services at prices below conventional utility rates.

Financials

The company continues to make progress in its effort to grow and become cash flow positive. During the second quarter of 2007, our Revenue was $1,768,292, an increase of $989,793 or over (127%) from the second quarter of 2006. Revenues increased as a result of new energy sales from our growing customer base, from our installation business where we supply and install complete energy systems for a fee and from the sale of one of our existing sites to the customer. Therefore, during the first half of 2007, our Revenue was $2,998,335, an increase of $1,458,837 or approximately (95%) from the first half of 2006.

Our operating income during the second quarter of 2007 was a loss of $35,745 as compared to a loss of $181,836 in the second quarter of 2006. For the first half of 2007, our operating income was a loss of $307,255, as compared to a loss of $414,996 in the first half of 2006.

As we continue to carefully monitor our use of cash from operations and the performance of the business, our adjusted operating income for the second quarter of 2007 was a gain of $173,228, excluding non-cash items such as depreciation expense of $97,207, equity based compensation in accordance with SFAS 123R of $81,766 and provision for losses on accounts receivable of $30,000. Our adjusted operating income for the second quarter of 2006 was a loss of $91,439, excluding non-cash items such as depreciation expense of $84,917 and equity based compensation in accordance with SFAS 123R of $5,480.

During the first six months, we raised approximately $4.1 million of capital, and, as of June 30, 2007, we had $6.1 million of available cash.

Operations

As of the end of the second quarter, we operated 42 energy systems at 22 sites. Our energy site production was 2,654,486 kWh and 182,574 Therms in the second quarter of 2007. During the second quarter we began a turn-key installation project and earned revenue based on a percentage of completion basis. Unlike our traditional energy sales model, in a turnkey installation project our revenue is earned as we perform the installation and then sell additional operation services over a long-term period.

Quarterly Update

During the period, we continued our efforts to install new energy systems. As of the end of the second quarter, our backlog for installation of new energy systems consisted of 9 sites with 19 energy systems (both cogeneration and chiller systems) representing 1,650 kW of new electricity capacity.

Two significant projects that were completed during the period include a large Co-op residential building in New York City and an athletic club in Westchester County, New York. The large Co-op project included 375 kW of cogeneration, 400 tons of cooling and 250 kW of emergency generation, our largest project to date. The systems will supply electricity, space heat, domestic hot water, heat for their outdoor swimming pool, air-conditioning and emergency back-up power. We anticipate receiving over $9 million in revenue over the term of the agreement. The athletic club consisted of 150 kW of cogeneration and was the first installation with our own-designed, self-contained enclosure. The energy systems will supply electricity and hot water. The enclosure provides us with a convenient, low cost option to install our energy systems outdoors. We anticipate receiving over $3.5 million in revenue over the term of the agreement.

During the period, one of our healthcare customers elected a buyout option and purchased our previously installed energy systems. Our customer elected this option to receive almost 100% reimbursement for the purchase from the State of New York. On our original investment of approximately $450,000 we received a 112% return on the project.

During the period, new air quality and permitting requirements began in New Jersey that require equipment adjustments on our already existing 18 cogeneration systems operating in New Jersey and adding emission control equipment on any new energy systems we install in that State. While the equipment adjustments were being implemented, some of our energy systems were not operational.

Sales and Marketing

During the period, we continued to add customers in the Northeast by signing energy supply agreements. Our first customers in Massachusetts were signed in 2007. One project is a large athletic club that will receive electricity and hot water from us for a 15-year term. The site requires 75 KW of cogeneration. The hot water will be used to heat their large swimming pool and to provide for hot water in the locker room showers. We anticipate receiving over $2.1 million in revenue over the term of the agreement.

Also, American DG Energy has entered into a fifteen-year agreement to supply 150 kW of electricity and hot water to a mixed-use property located in Watertown, Massachusetts. In addition to energy, the customer was keenly focused on the substantial environmental benefit of our energy systems. “Reducing any negative environmental impact caused by our building’s electricity demand is very important to our ownership, the management and our tenants. We have a formal ‘green initiative’ plan to guide our conservation efforts,” said the property’s General Manager. “We concluded cogeneration technology was our best option to reduce our CO2 emissions. At this time, purchasing the equipment was not a viable financial option. American DG Energy made it possible for us to reduce our greenhouse gas emissions at no cost to the ownership or our tenants. It’s a win-win situation.” We anticipate receiving over $3.7 million in revenue over the term of the agreement.

We have recently signed our first major turn-key installation project for a healthcare facility based in Westchester County in New York. This is a $1.5 million project to install an 800 ton natural gas fueled cooling system. We also secured a long-term service and operations contract to manage the system, offering our customer complete system management with decision making. In addition, we will receive 10% of the savings generated by the system for a 10-year period as a further incentive to maximize the savings for our customer.

American DG Energy Inc.	August 22, 2007	2nd Quarter 2007

Quarterly Update

During the period, we added a second salesperson to cover the New York and New Jersey market. This is our largest market and with recent electric utility announcements of rate increases, we anticipate it will continue to expand.

We continue to actively promote our business via the internet. From January to June 2007, our Google and Yahoo advertisements were seen by 2.7 million people searching for “cogeneration” or “energy savings” in the Northeast USA; 2,500 of these people clicked the advertisement to then view our web site. In late June, we expanded our Google and Yahoo advertising to include a “green environment” advertisement. In the first two weeks, this new advertisement has already been seen by over 20,000 people with over 100 people clicking on it to go view our web site.

Our company was recently selected by the Yankee Alliance to supply low-cost energy to its members. The Yankee Alliance is the largest Group Purchasing Organization for healthcare facilities in the Northeast.

During the period, we were very active in exhibiting and speaking at a number of events including: CL&P Supplier Exhibition, CAI-NE Seminar, UI Customer Seminar, NY Chapter-ACHCA Annual Convention, Connecticut -NAHRO Annual Maintenance Training Extravaganza, MassNAHRO Annual Conference and NECHPI Annual Conference.

Finally, we also created a new literature item titled “Make Your Energy Glow Green,” to address the significant environmental benefits of our installations and technology. Going forward, we believe the “green” benefits of our energy systems will become a greater part of our sales effort. Also, we have begun promoting the phrase “Go Green While Saving Green.” Most of our marketing materials can be found at our web site (www.americandg.com).

Public Status

Our efforts in becoming public and having a trading market for our shares continued from 2006. Our first filing with the SEC was in November 2006, when we filed a Form 10-SB to register with the SEC. By law, the company becomes public 60 days after you file a Form 10-SB. Therefore, American DG Energy became public in January 2007. Once public, the company has been following the extensive reporting requirements enforced by the SEC. We have also filed a Form SB-2 registration statement with the SEC that, once declared effective, will permit our shares to be freely traded without volume or other limits. However, to begin the trading of our common stock on the Over-the-Counter Bulletin Board, we also need the approval of an application by a market maker to trade our stock filed with the NASD.

In February 2007, we cleared all comments with the SEC on our Form 10-SB and we immediately proceeded to: a) file the Form SB-2 registration statement, including shares issuable upon conversion of outstanding convertible debentures and shares issuable upon exercise of warrants, and b) file Form 2-11 with the NASD to start trading our common stock on the OTC Bulletin Board. Both filings have a lengthy review process. We have been in direct communication with both agencies as we respond to their questions for further clarification or more disclosure. However, after much effort and to our (and our attorney's) surprise, we were informed by the NASD that the Form SB-2 filing supersedes the Form 10-SB and the NASD will only provide us with trading approval after the SEC clears the Form SB-2. We expect that we will receive SEC clearance in the near future.

American DG Energy Inc.	August 22, 2007	2nd Quarter 2007

Quarterly Update

Once our Form SB-2 is cleared, we will immediately inform the NASD and expect that the final trading approval will come shortly thereafter.

We developed and launched our Investor Relations web site. This site (www.americandg.com) will offer you easy access to company news and the ability for instant email alerts.

Forward-Looking Statements

The foregoing quarterly update includes numerous forward-looking statements concerning the company's business and future prospects and other similar statements that do not concern matters of historical fact. The federal securities laws provide a limited “safe harbor” for certain forward-looking statements. Forward-looking statements in this quarterly update relating to revenue expectations from customers, projects and business prospects are based on the company's current expectations. The company's current expectations are subject to all of the uncertainties and risks customarily associated with any energy business venture including, but not limited to, market conditions, energy prices, energy system operation, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.

/s/ John N. Hatsopoulos	/s/ Barry J. Sanders
John N. Hatsopoulos	Barry J. Sanders
CEO	President & COO
American DG Energy Inc.	American DG Energy Inc

American DG Energy Inc.	August 22, 2007	2nd Quarter 2007